1 Titan Machinery Inc. Announces CFO Transition Plan CFO Mark Kalvoda will remain with Company until January 2023 to ensure a smooth transition WEST FARGO, N.D., April 25, 2022 (GLOBE NEWSWIRE) -- Titan Machinery Inc. (Nasdaq: TITN) (“Titan Machinery” or the “Company”), a leading network of full-service agricultural and construction equipment stores, today announced that Chief Financial Officer, Mark Kalvoda, has provided his notice of resignation effective January 15, 2023, to pursue other interests. Mr. Kalvoda will remain in his current role as CFO to ensure a smooth and constructive transition to his successor. The Company will initiate a search process to identify a suitable finance executive to replace Mr. Kalvoda. David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Mark’s financial leadership over the past 15 years has been invaluable. He has been instrumental in building Titan Machinery’s world- class team and financial reporting infrastructure from which we will benefit for years to come. Mark and I will work closely with the Board to identify a proper successor and manage a smooth transition. I thank Mark for his many years of contributions and wish him all the best in the next chapter of his life.” Mr. Kalvoda commented, “It has been a great privilege to lead the finance organization at Titan Machinery and help guide the business to the record financial results we achieved in fiscal 2022. Although there is never a perfect time for a CFO transition, I am confident that our strong financial position and the solid financial team at Titan will enable a smooth transition. I want to thank David, the executive team, and the many talented team members throughout the Company for their support. I am committed to make this transition as smooth as possible and look forward to following Titan Machinery’s continued success.” About Titan Machinery Inc. Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com. Investor Relations Contact: ICR, Inc. Jeff Sonnek, jsonnek@icrinc.com. Managing Director 646-277-1263